EXHIBIT 99.1

RenaissanceRe Holdings Ltd. Announces Finance Leadership Team Changes
James C. Fraser Named SVP, Chief Accounting Officer
Helen James Named SVP, Global Corporate Controller

PEMBROKE, Bermuda, October 27, 2016— RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) today announced several key leadership changes in its Finance function effective December 31, 2016. James (“Jamie”) C. Fraser has been named SVP, Chief Accounting Officer, responsible for oversight of forecasting, planning and analysis; controls, financial reporting and tax. He will report to Robert Qutub, Chief Financial Officer. Reporting to Mr. Fraser will be Helen L. James, who has been named SVP, Global Corporate Controller. She will be responsible for accounting policy and controls; management of the groupwide controller’s function; and legal entity, regulatory and financial reporting. Mark A. Wilcox, RenaissanceRe’s current SVP, Chief Accounting Officer and Corporate Controller, also announced that he will be leaving the Company at the end of the year to return to the U.S. to pursue an outside opportunity.

Kevin O’Donnell, Chief Executive Officer, stated, “The promotions of Jamie and Helen reflect the considerable breadth and depth of our bench of executive talent. Both are long-tenured employees, strong leaders and talented professionals.”

Mr. O’Donnell added, “We are also grateful to Mark for his contributions to RenaissanceRe’s success over the past 13 years in his roles as Chief Accounting Officer, Corporate Controller and, previously, Internal Auditor. We wish him the best going forward.”

Mr. Qutub said, “In the course of my first several months at RenaissanceRe, I have been consistently impressed with the caliber of the entire Finance team. The move of Jamie and Helen into these important roles demonstrates how the strength of our existing capabilities will allow us to leverage the strategic value of Finance as we go forward.”

Mr. Fraser is a Certified Internal Auditor and Chartered Accountant who joined RenaissanceRe in 2009 and has served as Head of Internal Audit since 2011. His industry experience includes leadership positions in finance and risk management at RenaissanceRe, XL Capital and Deloitte. Mr. Fraser’s appointment is subject to Immigration Department approval.

Ms. James is a Chartered Accountant who joined RenaissanceRe in 2001. During her tenure with the Company, she has held various positions of increasing responsibility, including most recently SVP and Controller for the Company’s ventures unit since 2013.

RenaissanceRe Holdings Ltd. is a global provider of reinsurance and insurance. The Company’s business consists of three reportable segments: (1) Catastrophe Reinsurance, which includes catastrophe reinsurance and certain property catastrophe joint ventures managed by the Company’s ventures unit; (2) Specialty Reinsurance, which includes specialty reinsurance and certain specialty joint ventures managed by the Company’s ventures unit; and (3) Lloyd’s, which includes reinsurance and insurance business written through RenaissanceRe Syndicate 1458.

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Investor Contact:
RenaissanceRe Holdings Ltd.
Mark A. Wilcox, 441-239-4838
SVP, Chief Accounting Officer and Corporate Controller

Media Contacts:
RenaissanceRe Holdings Ltd.
Elizabeth Tillman, 212-238-9224
Director – Communications

Kekst and Company
Peter Hill or Dawn Dover, 212-521-4800